PRIVATE LABEL AGREEMENT

This Private Label Agreement (this “Agreement”) is entered into on October 11th, 2021 (the “Effective Date”) by and between Healthy Extracts, a Nevada corporation (“HE”) and Whitney Johns, doing business as Whitney Johns, Inc. a
  S Corp   corporation, (“WJ”). HE and WJ shall each be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, HE is engaged in, among other things, the proprietary research and development of natural plant-based formulations, sales, and distribution of cardiovascular and neuro products;

WHEREAS, HE is continuously seeking partners to grow its brand and assist or affiliate with in the marketing and promotion of its products;

WHEREAS, Whitney Johns is a public figure active in the field of women’s fitness and other related fields and has the desire, and ability to market the products; and

WHEREAS, HE and WJ mutually desire to create, market and promote an exclusive private label series of WJ branded HE products;

NOW, THEREFORE and in consideration of the foregoing, the Parties do hereby agree as follows:

1.Private Label Agreement.  Consistent with the terms and conditions of this Agreement, HE and WJ enter into this Agreement setting forth the terms and conditions of the Parties marketing and branding of select WJ labeled line of HE products (a “Private Label”). As set forth herein, HE will create, in cooperation with WJ, a Private Label to be applied to products and specific marketing materials.  HE will coordinate the sales, shipping, and customer service of the Private Label and WJ will, to the best of its abilities, market such Private Label products on a consistent basis.

2.Category Exclusivity. HE agrees that WJ shall be granted the sole and exclusive Private Label rights in the field of female fitness (the “Category”) for the agreed upon products for the duration of this Agreement.

3.Products, Future Products and Right of Frist Refusal.  HE agrees to work with WJ to provide the current products shown on Schedule 1 and HE shall work with WJ to develop a Gut Health product SKU prior to December 31st, 2021 but will make every effort to have available prior to November 24th, 2021 (collectively the “Products”). HE hereby grants WJ the first right of refusal on any new HE products and technology in its category.

4.Public Marketing.  HE is a publicly traded company and regularly puts out press releases to the financial institutions. HE may include WJ in its upcoming press releases and WJ may be asked to provide/approve quotes related to the Products. HE will send all WJ related press releases to WJ prior to publication and WJ will have 24-hours from the time of receipt to approve or make recommended changes to the press releases. If WJ fails to submit any changes to HE within 24-hours shall, the failure to response shall act as an approval of the content and the quotes attributable to WJ contained in the press release.

5.Brand/Creative. HE and WJ understand that each party has specific brand guidelines and will make every effort to adhere to all such guidelines. All creative relative to the WJ line must be approved by WJ, subject to and in conformance with HE’s labeling requirements.

6.Marketing/Content.  HE will, with input from WJ develop creative materials in specific areas as requested by WJ. This content includes, but is not limited, to digital brochures, website, social media ads, video editing and blogs. The Parties agree to establish a reasonable budget for such creative materials; provided that both parties will make the final determination regarding the creative budget.

7.Term.  This Agreement shall be valid for a period of three (3) years from the date of execution and may be extended for additional terms upon the mutual agreement of the Parties.  Prior to the expiration of any term, this Agreement may be terminated in accordance with Section 18. By January 12th, 2022 benchmarks will be established by HE and WJ including but not limited to sales forecasts, market budgets.

a.HE will make sales efforts with potential distributors and retailers to expand distribution of WJ product. HE with WJ permission will help facilitate and negotiate contracts, manufacturing and marketing with said distributors and retailers. WJ will make efforts to facilitate introductions to other influencers, distributors, and retailers.

b.During January 2021, the Parties will begin negotiating, in good faith, to reasonably update Schedule 3. Thereafter during the final month of each Contract Year during the Term based on historical sales and market potential, and, upon reaching agreement, shall update Schedule 3. Parties can agree to increase Schedule 3 every ninety days as inventory is required.

c.Except as otherwise agreed upon by the Parties, the Target Amount for a Contract Year during the Term will be equal to the Target Amount for the preceding Contract Year.

d.During the first six (6) months of the first Contract Year, the Parties shall discuss, in good faith, on a monthly basis, at the beginning of each month, the amount of the Products WJ projects to sell during such month. Thereafter, at the beginning of each quarter of each Contract Year hereunder, WJ and HE will provide each other non-binding rolling forecast indicating the amount of the Products WJ projects to sell in such quarter.

8.Product Revenue. Revenue is based on each individual product SKU. HE has specific suggested retail pricing, but WJ can adjust prices up or down which will affect the gross revenue. (Schedule 2).

9.Future Products. WJ agrees that any Future products designed exclusively for WJ, including, but not limited to, a Gut Health product SKU, will require the purchase price to paid for when manufacturing is completed. Upon purchase of these future products, HE will warehouse, store and ship these products for WJ.  The Parties agree to enter into an addendum to this Agreement to cover the costs, liabilities, risks and obligations of such warehousing prior to the manufacturing of products under this section, including the Gut Health SKU. If terms are available, HE will negotiate and extend them to WJ.

10.Revenue Disbursement. HE will disperse to WJ its earned revenue on the 15th of each month for total actual sales of Products during the preceding thirty (30) day period. The revenue is calculated based on agreed costs of product and marketing from HE and WJ; Schedule 2.

11.Stock Options. Within 30-days of execution of this Agreement, WJ will receive one-hundred thousand (100,000) options of common stock at a price of $.05 per option. The Parties may enter into an addendum to this Agreement to govern any additional stock options, which may be bonused to WJ based upon established Product sales milestones. HE from time to time will provide WJ stock option incentives relative for work and milestones WJ does relative to raising capital, financial markets, retail sales, influencer introductions, HE brands and other agreed upon endeavors. WJ can earn additional options of common stock at a price of $.05 per share up to 1M shares in the first year.

12.Insurance. HE and WJ shall each carry required insurance and hereby represents that it has, or shall, within thirty (30) days after the date hereof, increase its existing insurance, to the extent required, to have, limits through underlying and excess coverage of not less than $1M aggregate and $1M per occurrence, together with a contractual liability endorsement, which coverage shall name WJ and its customers of the Products hereunder as additional insured. HE represents and warrants that it shall continue to maintain, at all times while it is supplying Products to WJ (and for at least one (1) year after the most recent delivery of Products), such insurance. HE shall provide evidence of compliance with the foregoing insurance requirements, reasonably satisfactory to Distributor, upon Distributor’s written requests from time to time.

13.Quality and Certification or Products. HE assures that all manufacturing and ingredients meet the highest quality of standards and guidelines. HE will provide a COA for each new batch of Products.  Additionally, HE represents and warrants as of the Effective Date that the following are materially true and correct, and further covenants that:

a.HE has good title to the Products, free and clear of encumbrances of any kind;

b.the Products, including, without limitation, the packaging, labeling and registration thereof, do not and shall not infringe upon any patent, trademark, copyright or other intellectual property rights of any third party;

c.the Products may be introduced lawfully into interstate and intrastate commerce, and do and shall conform to any product specifications currently in existence or contained in HE’s literature or samples;

d.all of the information provided by HE to WJ with respect to the Products shall be true and correct in all material respects, and sufficient substantiation shall exist for any claim made by HE to WJ for WJ to publish and use the same in compliance with the provisions of all Federal, State and local laws and regulations now in effect or hereafter enacted;

e.if any of the Products shall require specialized handling upon either receipt or shipment by WJ, HE shall notify WJ in writing prior to shipment thereof to WJ;

f.the Products shall be new product not previously delivered to any other person or entity, except a contract manufacturer of HE;

g.the Products which require the approval of, or conformance to, the regulations, standards and/or interpretations of any Federal, State, local or quasi-governmental regulatory agency, shall bear the approval of such agency and/or comply with the regulations and standards thereof;

h.HE shall comply with the provisions of all Federal, State and local laws and regulations now in effect or hereafter enacted applicable to the Products and, as applicable, their packaging, advertising, labeling and registration; provided, however, that, in the event a change in, or the application of, such Federal, State and local laws or regulations affects the sale of the Products in the Territory, the Parties shall work together, in good faith, to develop a solution;

i.HE shall notify WJ if any Products shall become subject to a product concern, warning, withdrawal or recall within twenty-four (24) hours of learning of the same.

14.Certain Covenants.

a.WJ Covenants that it shall:

i.At all times speak about HE and the Products in a manner that is substantially similar to the messages, representations, advertisement and promotional materials that have been previously been approved by HE;

ii.Conduct business using its commercially reasonable efforts and in a manner that reflects favorably at all times on Products and the good name, good will and reputation of HE;

iii.Avoid deceptive, misleading, illegal or unethical practices that are or might be detrimental to HE, Products, or the public;

iv.Refrain from (i) intentionally making false or misleading representations with regard to HE or the Products, (ii) or intentionally publishing or employing, or cooperating in the publication or employment of, any misleading or deceptive advertising material with regard to HE or the Products or (iii) making any claims as to the health benefits of the Products.

v.Comply, and cause its representatives and resellers to comply, with the production, storage, quality control, and all other standards and norms reasonably established by HE to ensure the superior quality, purity, excellence and uniformity of the Product.

vi.Not make representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Products that are inconsistent with the specifications provided by HE, which may be updated from time to time;

vii.Not enter into any contract or engage in any practice detrimental to the interests of HE;

viii.Not publish any press releases, advertisements, public relations announcements, or other public statements with respect to any reference to HE and the Products (collectively the “Press Releases”), excluding social media posts, provided that the messaging and content of such social media posts are substantially similar to promotional materials that have been previously been approved by HE without first receiving the approval of HE. Except as may be required by applicable law or court process, HE shall make best efforts to review the same and provide any written request for modification within a reasonable time period; and

ix.Be solely responsible for all expenses it incurs in the performance of its obligations hereunder and in marketing, selling and distributing the Products in the Territory, including, but not limited to, advertising, selling, traveling, entertainment, promotional and administrative expenses, unless otherwise agreed upon in writing by the Parties. HE will not obligate Distributor for any expenses without Distributor’s written consent.

b.WJ agrees that:

i.It will not copy or otherwise reproduce any Products;

ii.It will not modify the Products in any manner, unless otherwise agreed upon in writing by the Parties.

iii.It will not disassemble, decompile, reformulate, reverse engineer, alter, draw up, form, produce, fashion, contrive, prepare, or develop the Products.

c.Compliance with Law. WJ will comply with all applicable international, national, state, regional and local laws and regulations in performing its duties hereunder and in any of its dealings with respect to Products.

Indemnification.

15.

a.By HE. HE shall indemnify, defend, and hold harmless indemnify WJ and customers, and their respective officers, directors, agents and employees, from and against any and all claims, liabilities and expenses (including reasonable attorneys’ fees) which result in whole or in part from (i) any breach of this Agreement by HE or any of its employees or agents, (ii) the negligence or willful misconduct of HE or any of its employees or agents in connection with the performance of HE’s obligations under this Agreement, (iii) any actual or alleged defect in any Products (latent or patent), (iv) the use or purchase of any Products by WJ and/or its direct or indirect customers, (v) the failure of the Products to comply with any of the representations or warranties set forth herein or any other express, implied or statutory warranties, (vi) recalls of Products due to a change in, or the application of, applicable Federal, State or local laws or regulations and (vii) any actual or alleged infringement of HE’s Trademarks and/or Intellectual Property on the rights of a third party. The defense of any matter shall be by counsel reasonably selected by HE.

b.BY WJ.  WJ shall indemnify, defend, and hold harmless indemnify HE its respective officers, directors, agents and employees, from and against any and all claims, liabilities and expenses (including reasonable attorneys’ fees) which result in whole or in part from (i) any breach of this Agreement by WJ or any of its employees or agents, (ii) the negligence or willful misconduct of WJ or any of its employees or agents in connection with the performance of WJ’s obligations under this Agreement, and (iii) any actual or alleged infringement of HE’s Trademarks and/or Intellectual Property on the rights of a third party. The defense of any matter shall be by counsel reasonably selected by HE.

16.Addendums. HE and WJ anticipate and agree that there may be changes to this Agreement that will be beneficial to both Parties and will make every effort to accommodate those changes.  Any such changes shall be in the form of an Addendum to this Agreement and shall set forth the rights, obligations and understandings of the Parties with regard to the subject matter of such Addendum.

17.Cancellation/Termination.

a.Termination. Either Party shall be entitled to terminate this Agreement upon ninety (90) days’ prior written notice to the other Party; provided that the Parties agree to meet and discuss such termination and will attempt to, in good faith, resolve any issues underlying the termination.

b.Rights and Obligations on Termination. In the event of termination of this Agreement in accordance with the terms set forth herein, in addition to any other provision in this Agreement, the Parties shall have the following rights and obligations.

i.Termination of this Agreement shall not release either Party from the obligation to make payments of any amounts then or thereafter due and payable under this Agreement; and

ii.WJ and HE shall discontinue sales, marketing and promotion of the Products and, to the extent applicable, return any unsold Products to WJ or to HE via means selected by the party the product is being ship and at their expense. Each Party has the right to sell the product in order to recover costs within an agreed upon for a period of 30 – 90 days after termination.

18.Representations and Warranties.

a.Mutual Warranties. Each Party represents and warrants that it has: (a) all requisite legal and corporate power to execute this Agreement; (b) taken all corporate action necessary for the authorization, execution and delivery of this Agreement; (c) no agreement with any third-party that interferes with or will interfere with the performance of its obligations under this Agreement; and (d) obtained and shall maintain all rights, approvals and consents necessary to perform its obligations under this Agreement.

b.Intellectual Property Warranties. HE represents and warrants that to its knowledge, the Products, or the constituent ingredients thereof, do not infringe the third-party intellectual property or proprietary rights of any third-party, are not subject to any pending or threatened lawsuit, and it has not received any written notice of infringement of the rights of others with respect to Products.

19.Compliance with Laws. WJ and HE each represent and warrant that: (a) it can and shall comply with all applicable laws in exercising its rights and performing its obligations under this Agreement; (b) no notice or charge of non-compliance with any applicable law has been asserted or filed against it that may impair its ability to perform hereunder; and (c) it shall not perform or fail to perform any act that it knows or reasonably should know would place the other Party in violation of any applicable law.

20.Arbitration; Attorneys’ Fees. All controversies and claims arising out of or relating to this Agreement, or the breach thereof, to which the Parties are the only Parties shall be settled solely by arbitration held in Clark County, Nevada in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon any award thereon, may be entered in any court having jurisdiction thereof. In the event of a good faith dispute hereunder, the Parties shall continue to perform each of their other obligations hereunder while resolving any such dispute. If either Party shall invoke legal proceedings, of any nature, to enforce the terms and conditions of this Agreement, or to impose a claim of damages against a breaching party, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs, whether a lawsuit is instituted or not.

21.Confidentiality. During the continuance of this Agreement and at all times thereafter, the Parties shall treat as confidential all business secrets relating to each other’s business obtained by the Parties by the virtue of this Agreement and shall not disclose the same to any third parties except as required by law.

22.Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (i) upon delivery, if delivered personally or by a nationally recognized overnight courier service, receipt confirmed, (ii) or upon confirmation of receipt, if transmitted by email, in each case to the Party to whom it is directed at the following address (or at such other address as such Party hereafter specifies by notice in writing to the other Party):

If to WJ, to it at the following address:

[insert]

If to HE, to it at the following address:

6445 S Tenaya Way Suite B110

Las Vegas, NV 89113

A notice by email will be deemed to have been confirmed when the recipient, by an email sent to the email address for the sender or by a notice delivered by another method in accordance with this Section 23, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 23.

23.Miscellaneous.

a.Independent Contractors. HE and WJ are each independent contractors and are solely responsible for their employees and agents. There is no partnership or joint venture between HE and WJ hereunder.

b.Governing Law. This Agreement shall be governed by the laws of the State of Nevada, excluding any conflict-of-laws provisions thereof that would require the application of the law of any other jurisdiction.

c.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original document, but all of which together shall constitute one and the same instrument. Additionally, this Agreement, to the extent signed and delivered by means of a facsimile machine, PDF or other electronic signature, shall be treated in all manner and respects as an original and shall constitute execution and delivery by such signatory.

d.Assignment. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Neither Party may assign this Agreement without the prior written consent of the other Party.

e.Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall not be affected and shall be enforceable to the fullest extent permitted by law.

f.Force Majeure. The obligations of each Party under this Agreement will be excused for as long as that Party is prevented from performing any provision hereof due to a Force Majeure Event. If a Party is so prevented from performing any of its obligations hereunder, it shall notify the other Party forthwith in writing of the Force Majeure Event and the likely duration thereof, take all reasonable steps to overcome such Force Majeure Event and commence performance hereunder as soon as is reasonably possible.

g.Amendments; Waivers. This Agreement may be amended, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument specifically referring to this Agreement and specifically stating that it amends, supersedes or cancels this Agreement or waives any of its terms, executed by the Parties. Failure of either Party to insist upon strict compliance with any of the terms of this Agreement in one or more instances shall not be deemed to be a waiver of its rights to insist upon such compliance in the future, or upon compliance with other terms hereof.

h.Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating thereto.

SCHEDULE 1

PRODUCTS

Current Products. HE currently produces the following products, which the Parties desire to have WJ market and promote pursuant to this Agreement:

1.Ultimate Brain Nutrients ACTIVATE

2.BergaMetNA Sports performance and Hormone balancing.

Future Products. HE shall work with WJ to develop a Gut Health and ACTIVATE Gel Pack product SKU’s prior to December 31st, 2021 but will make every effort to have available prior to November 24th, 2021.

SCHEDULE 2

WJ Cost , Retail and Revenue Projections
Product SKU	WJ Cost	WJ Retail	Gross Profit	100 Sales	500 Sales
Activate (powder) 15 day	$32.60	$49.95	$17.35	$1,735.00	$8,675.00
Activate (powder) 30 day	$52.60	$99.95	$47.35	$4,735.00	$23,675.00
Sports Performance 30 day	$21.50	$39.95	$18.45	$1,845.00	$9,225.00
Women Hormone-Energy	$22.50	$39.95	$17.45	$1,745.00	$8,725.00
				$10,060.00	$50,300.00

* $8 shipping is included in WJ Costs for Freight on Activate and $3.00 is included for Sports and Women) WJ has option to charge extra for Freight

Projected Costs and Retail for new SKU's

Product SKU	WJ Cost	WJ Retail	Gross Profit	100 Sales	500 Sales
Activate Gelpacks 10 day	$19.80	$34.95	$15.15	$1,515.00	$7,575.00
Activate Gelpacks 30 day	$52.60	$99.95	$47.35	$4,735.00	$23,675.00
Gut Health Gel Packs 10 day	$19.30	$34.95	$15.65	$1,565.00	$7,825.00
Gut Health Gel Packs 30 day	$49.60	$99.95	$50.35	$5,035.00	$25,175.00
				$12,850.00	$64,250.00

* $8 shipping is included in WJ Costs for 30 day Freight on Activate and Gut Health. $4.00 for 10 day supply WJ has option to charge extra for Freight

HE is waiting for exact costs for Gel Packs and will be provide WJ any updated pricing by October 15th. WJ has the option to charge customer freight which will change the cost of product shown in Schedule 2.

Price Increases. HE will make every effort to keep pricing at the current level. HE shall provide WJ sixty-day notice on any price increases due to manufacturing, shipping or ingredients. HE will provide proof of increase to WJ.

SCHEDULE 3

Target Sales Amounts